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                                                                     EXHIBIT 5.1

June 13, 2002


The Board of Directors of
Donlar Corporation
6502 South Archer Road
Bedford Park, Illinois 60501

Ladies and Gentlemen:

     We have acted as counsel to Donlar Corporation, an Illinois corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") of 20,793,360 shares (the "Shares") of Common Stock, no par value, of the Company, which will be issued in connection with the merger of Donlar Biosyntrex, Inc. into the Company.

     As counsel to the Company, we have supervised certain corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and Bylaws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that each of the Shares, when issued, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement.

                                                            Sincerely,


                                                        /s/ DUANE MORRIS LLP